Exhibit 3.267

OPERATING AGREEMENT

OF

HARRAH’S NC CASINO COMPANY, LLC

THIS OPERATING AGREEMENT (the “Agreement”), dated as of the 20th day of February, 1996, is entered into by Harrah’s Operating Company, Inc., whose address is 206 North Virginia Street, Reno, Nevada 89501, and Harrah’s Management Company, whose address is 206 North Virginia Street, Reno, Nevada 89501 (the “Members”)

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1. Adjusted Capital Contribution

“Adjusted Capital Contribution” means the excess of (i) each Member’s Capital Contribution, over (ii) distributions to the Member under Sections 7.3(a) and 7.4(a) (valued in accordance with the principles of Section 1.6).

1.2. Affiliate

“Affiliate” means (i) any person directly or indirectly controlling, controlled by, or under common control with, another person, (ii) any person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity. “Person” means individuals, firms and entities.

1.3. Agreed Value

“Agreed Value” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.4. Agreement

“Agreement” shall mean this Operating Agreement, as amended from time to time. The Agreement shall govern the affairs of the Company and the conduct of its business, and shall be binding upon all Members.

1.5. Assignee

“Assignee” shall mean a person who has acquired a beneficial interest in the Membership Interest of a Member but who is not a Member.

1.6. Capital Account

“Capital Account” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.7. Capital Contribution

“Capital Contribution” shall mean the amount of capital contributed by a Member, as set forth in Article V hereof.

1.8. Capital Event

“Capital Event” means the sale or other disposition of the Company’s assets of a capital type, the receipt of insurance and other proceeds derived from the involuntary conversion of the Company’s assets, the borrowing or refinanced borrowing upon the security of the Company’s assets, or any similar event with respect to the assets of the Company.

1.9. Code

“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision.

1.10. Company

“Company” means the limited liability company to be established pursuant to this Agreement.

1.11. Distributable Cash

“Distributable Cash” for any period means such portion of the cash in hand or in bank accounts of the Company as is available (subject to Section 7.10 hereof) for distribution to the Members after reasonable provision has been made for the current liabilities of the Company and a reasonable reserve has been allowed for Company operating expenses.

1.12. Managers

“Managers” means such persons or organizations designated in Section 6.1 hereof. Notwithstanding the provisions of the North Carolina Limited Liability Company Act providing for “managers” (i.e., either members or nonmember third parties) in any limited liability company, the parties hereto desire that the Company be structured as a “member-managed” limited liability company.

1.13. Members

“Members” means Harrah’s Operating Company, Inc. and Harrah’s Management Company, collectively. Reference to a “Member” means any one of the Members. A Member shall be any person who is admitted to the Company as a Member or substitute Member by executing the Certification Signature Page for Members (a copy of which is attached hereto as Attachment A). Notwithstanding its execution of the Articles (as hereinafter defined in Section 2.3 hereof) as an organizer of the Company, Harrah’s Club shall not be a Member, and Harrah’s Operating Company, Inc. shall be substituted in its place for all purposes relating to the Company. All other persons executing the Articles shall be Members as of the effective time of filing of the Articles with the North Carolina Secretary of State. After the formation of the Company, a person may be admitted as a Member (i) in the case of a person acquiring a Membership Interest directly from the Company, upon compliance with the Articles and this Agreement; and (ii) in the case of an assignee of an interest of a Member, upon compliance with the provisions of Section 57C-5-04 (a) of the North Carolina General Statutes and Section 9.5 of this Agreement.

1.14. Membership Interest

“Membership Interest” shall represent a Member’s interest in the Company which shall entitle the holder thereof to (i) an interest in the Net Profits, Net Losses and Distributable Cash of the Company, as set forth herein, (ii) any right to vote and (iii) any right to participate in the management of the Company. A Membership Interest is personal property, and a Member shall have no interest in the specific assets or property of the Company.

1.15. Net Profits and Net Losses

The “Net Profits” and “Net Losses” of the Company mean the net income and net losses, respectively, of the Company (including without limitation those attributable to Capital Events); provided, however, that the following items shall be excluded from the computation of Net Profits and Net Losses:

(a) Any gain or income specially allocated under paragraphs 1(a), 1(b) or 1(c) of Exhibit A attached hereto.

(b) Any Nonrecourse Deductions.

(c) Any Partner Nonrecourse Deductions.

For purposes of computing Net Profits and Net Losses, the Agreed Value of an asset shall be substituted for its adjusted tax basis if the two differ, but otherwise, Net Profits and Net Losses shall be determined in accordance with Federal income tax principles.

1.16. Nonrecourse Deductions

“Nonrecourse Deductions” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.17. Nonrecourse Liability

“Nonrecourse Liability” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.18. Partner Nonrecourse Debt

“Partner Nonrecourse Debt” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.19. Partner Nonrecourse Debt Minimum Gain

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.20. Partner Nonrecourse Deductions

“Partner Nonrecourse Deductions” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.21. Partnership Minimum Gain

“Partnership Minimum Gain” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein by reference.

1.22. Percentage Interest

“Percentage Interest” of the respective Members means the following:

Name of Member	Percentage Interest
Harrah’s Operating Company, Inc.	99%
Harrah’s Management Company	1%

1.23. Treasury Regulations

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the income tax, as amended, and any successor provision.

ARTICLE II

ORGANIZATION

2.1. Formation

The parties hereto have agreed to form, and by executing this Agreement hereby agree to enter into, a limited liability company in accordance with and pursuant to the North Carolina Limited Liability Company Act, which law shall govern the rights and obligations of the parties hereto except as otherwise herein expressly stated. The Members acknowledge that, although the Company will be a “limited liability company” under North Carolina law, for tax purposes, it is intended to be treated as a partnership under applicable provisions of the Code and the Treasury Regulations. Accordingly, references to “partner” or “partnership” in the definitions or allocations, as applicable, in Article I, Article VII or Exhibit A hereof are intended to relate only to the tax treatment of the Company as a partnership, and not to its state law status as a limited liability company.

2.2. Name

The name of the Company is Harrah’s NC Casino Company, LLC.

2.3. Commencement and Term

The term of the Company commenced on the effective date of filing the Articles of Organization (the “Articles”) in the Office of the North Carolina Secretary of State. The Members also agree to take such steps as may be necessary in order to effect a filing of the Articles in such other registries as are required by applicable law. The Company shall continue until terminated as provided in Section 8.1 hereof.

2.4. Ratification of Prior Actions

All acts undertaken on behalf of the Company through its members, one of which was formerly known as Embassy Suites, Inc. prior to the execution of this Agreement, are hereby ratified.

ARTICLE III

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Company shall be maintained at 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603. The registered agent of the Company shall be CT Corporation System.

ARTICLE IV

BUSINESS, PURPOSES AND POWERS

Unless otherwise limited by the Articles, the business and purposes of the Company shall be to engage in any lawful business (including, without limitation, to manage and develop a casino entertainment facility. Subject to the terms of this Agreement, the Company shall have all powers of a limited liability company, including, without limitation, those set forth in Section 57C-2-02 of the North Carolina General Statutes.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1. Capital Contributions of the Members

(a) The Members shall contribute the following amounts in cash to the capital of the Company upon their execution of this Agreement:

Member	Capital Contribution
Harrah’s Operating Company, Inc.	$990
Harrah’s Management Company	10

(b) In addition to the Capital Contributions required in Section 5.1(a) above, each of the Members may, from time to time, be required to make additional Capital Contributions. The additional Capital Contributions of the Members shall be made within 30 days after receipt of notice from the Company that Members holding not less than 60% of the Percentage Interests have agreed that such additional Capital Contributions are necessary. Such additional Capital Contributions shall be made pro rata in accordance with the relative Percentage Interests of the Members.

5.2. Liability of Members and Capital Reductions

(a) Except as otherwise provided herein, a Member is obligated to the Company to perform any enforceable promise to contribute cash or property or to render services, even if the Member is unable to perform because of death, disability or any other reason. If a Member does not make the required contribution of property or services, the Member (or Member’s estate or personal representative) is obligated, at the option of the Company, to contribute cash equal to that portion of the value of the stated contribution that has not been made.

(b) Except as otherwise provided herein, the obligation of a Member to make a contribution or to return money or other property paid or distributed in violation of Chapter 57C of the North Carolina General Statutes may be compromised only with the unanimous consent of the Members; provided, however, that no such compromise shall affect the rights of a creditor of the Company to enforce a claim which arose prior to the date of the compromise.

(c) A Manager who votes for or assents to a distribution in violation of Section 7.5 hereof or Section 57C-4-06 of the North Carolina General Statutes shall be personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating said Section 7.5 of this Agreement or Section 57C-4-06 of the North Carolina General Statutes, if it is established that the Manager did not act in compliance with Section 57C-3-22 of the North Carolina General Statutes.

(d) In the event a Manager is held liable pursuant to the foregoing Section 5.2(c) for a wrongful distribution, such Manager shall be entitled to (i) contribution from any other Manager, if any, who could be held liable under said Section 5.2(c) for the wrongful distribution and (ii) reimbursement from each Member for the amount the Member received knowing the distribution was made in violation of Section 7.5 of this Agreement and Section 57C-4-06 of the North Carolina General Statutes.

5.3. No Interest on Capital

Except as may otherwise be specifically provided in this Agreement, no Member shall be entitled to receive any interest on such Member’s Capital Contribution to the Company.

5.4. Withdrawal and Return of Capital

No Member shall be entitled to withdraw any part of his Capital Account or to receive any distribution except as provided in this Agreement. No specific time has been agreed upon when the Capital Contributions of the Members are to be returned.

5.5. Failure of Members to Make Additional Contributions

If any Member shall fail to make any additional Capital Contribution in the time period specified above (the “Defaulting Member”), the Company shall be entitled to exercise one or more of the following remedies in addition to all other remedies at law or in equity to which it may be entitled:

(a) Such Defaulting Member shall have no right to receive any allocation of Net Profits or Net Losses or any Distributable Cash while he remains in default. If any allocation of Net Profits or Net Losses is made during a period of default or prior to the sale of the Defaulting Member’s Membership Interest pursuant to Section 5.5(c)

hereof, the share of such allocation to which the Defaulting Member would otherwise be entitled shall be reallocated among the remaining Members; If any Distributable Cash is distributed during a period of default, the share of such distribution the Defaulting Member would otherwise receive shall be applied to the payment of the amounts as to which such Member is in default.

(b) The Members other than the Defaulting Member (the “Nondefaulting Members”), without notice or demand, may take any action which they deem necessary or appropriate for the collection from the Defaulting Member of any amount due and shall be entitled to collect on behalf of the Company, in addition to all amounts due, interest at an annual rate equal to the prime rate announced from time to time by NationsBank of North Carolina, National Association, reasonable attorney fees and all costs of collection.

(c) The Nondefaulting Members may, upon 10 days written notice to the Defaulting Member, sell any part or all of the Defaulting Member’s Membership Interest at public or private sale (subject to applicable Federal and state securities laws), at such price, for cash or on credit, as the Nondefaulting Members may determine. Neither the Company nor any Nondefaulting Members shall be prohibited from purchasing all or any part of such interest. The net proceeds from such sale shall be applied first to the reasonable costs of such sale, including reasonable attorney fees and collection costs, and then to the payment of all obligations to the Company of the Defaulting Member. The Defaulting Member shall be liable for any deficiency, or entitled to any surplus, remaining after such application of the proceeds. The purchaser of a Defaulting Member’s Membership Interest shall be entitled to the share of Net Profits or Net Losses and Distributable Cash allocable to the Membership Interest of the Defaulting Member from the date on which he tenders payment for such Membership Interest. Thereafter, such purchaser shall have the status of a Member upon satisfaction of the conditions of Section 9.5 hereof, but until such conditions are satisfied, such purchaser shall have the status of an assignee of a Member pursuant to Section 9.4 hereof. Each Member hereby irrevocably constitutes and appoints each Nondefaulting Member as his true and lawful attorney-in-fact, with full power of substitution, to act for him and in his name, place and stead, to sell and transfer any part or all of his Membership Interest pursuant to this Section 5.5(c), and to execute such documents as the Nondefaulting Members may deem necessary or desirable to effectuate such transfer.

(d) The Nondefaulting Members, on behalf of the Company, may borrow such sums as may be necessary to cure any such defaults on such terms, including rate of interest and maturity, as the Nondefaulting Members deem advisable, in which case the Defaulting Member shall be liable to the Company for the amount that it has failed to contribute, together with the Company’s actual expenses incurred in connection with such borrowing, including without limitation, interest and reasonable attorney fees, and the Defaulting Member’s share of any Distributable Cash shall be applied toward the payment of such liability.

5.6. Loans to Company by Members

The Members, in their discretion, may advance any additional moneys to the Company required to pay expenses of the Company that are not funded from Capital Contributions or cash generated from Company operations. The aggregate amount of any such advances shall become an obligation of the Company to the lending Members and shall be repaid to the lending Members with interest at the per annum prime rate (as determined by NationsBank of North Carolina, National Association) plus 3%. All such advances to the Company shall be deemed a loan by the lending Members to the Company (and not a Capital Contribution), and shall be repaid out of the first available funds.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1. General Authority and Powers of Managers

(a) The parties hereto acknowledge that under the applicable provisions of the North Carolina Limited Liability Company Act, the Company may be either “member-managed” or “manager-managed” The parties hereto desire that the Company be “member-managed” under such provisions. Accordingly, all Members by virtue of their status as such shall be managers of the Company, and except as otherwise provided herein, any management or similar decisions affecting the Company or its assets or affairs shall require the consent of Members holding more than 50% of the Percentage Interests. The parties hereby acknowledge that, in the event they shall hereafter designate managers such that the Company shall be “manager-managed,” this Agreement shall be amended to specify in more detail the rights, obligations and authority of the managers so designated. Prior to any such designation, references to “Manager” or “Managers” in this Agreement shall also mean “Member” or “Members,” respectively, and such terms may be used interchangeably.

(b) Notwithstanding the objective of the parties hereto to operate the Company as a “member-managed” limited liability company, in order to facilitate the consummation of certain transactions by the Company, the Members hereby authorize Harrah’s Operating Company, Inc. to undertake the following ministerial responsibilities on behalf of the Company:

(i) to expend the Capital Contributions and income in furtherance of or relating to the Company’s business and purposes;

(ii) to employ or retain from time to time, on such terms and for such compensation as the Member may determine, such persons, firms or corporations as the Member may deem advisable, including, without limitation, attorneys, accountants, bookkeepers, financial and technical consultants and supervisory managing agents, who may also provide such services to the Members and persons, firms or corporations in which any Members may have an interest;

(iii) to execute construction contracts, leases, sales contracts, rental agreements, development agreements, and management agreements;

(iv) to borrow funds on a short-term or long term basis and incur obligations on behalf of the Company;

(v) to execute, in furtherance of any or all of the purposes of the Company, any deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, guaranty, contract or other document required to consummate the transactions authorized herein or otherwise authorized by the Members in accordance with the terms hereof;

(vi) to acquire and enter into any contract of insurance that the Member deems necessary or appropriate for the protection of the Company, for the conservation of Company assets, or for any purpose convenient or beneficial to the Company;

(vii) to open accounts and deposit and maintain funds in the name of the Company in accordance with Section 10.3 hereof; provided, however, that the Company’s funds shall not be commingled with the funds of any other person; and

(viii) to take those actions outlined for Managers in Sections 6.5, 6.6 and 8.2(d) hereof, and to be reimbursed for those expenses, if any, incurred by it, as more particularly described in Section 6.11 hereof.

6.2. Authentication by Managers

This Agreement and records of the actions of the Members or Managers may be authenticated by any Manager of the Company. Any person dealing with the Company may rely conclusively upon the certificate or written statement of a Manager authenticating the

Agreement and records except to the extent the person has actual knowledge that the certificate or written statement is false.

6.3. Restrictions on Authority of Designated Member

(a) Without the written consent of all of the Members, the Member designated under Section 6.1(b) above shall not have the authority to

(i) do any act in contravention of this Agreement;

(ii) do any act that would make it impossible to carry on the ordinary business of the Company;

(iii) confess a judgment against the Company;

(iv) admit an additional Member, except as provided in this Agreement;

(v) knowingly perform any act that would subject any Member to liability;

(vi) alter the purposes of the Company as set forth in Article IV;

(vii) possess any property or assign the rights of the Company in specific property for other than a Company purpose;

(viii) employ, or permit to employ, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;

(ix) commingle the Company funds with those of any other person or entity;

(x) amend this Agreement; or

(xi) merge the Company into or with another limited liability company.

(b) Without the written consent of Members owning at least two-thirds of the Percentage Interests, the Members designated under Section 6.1(b) above shall not have the authority to

(i) sell, exchange, convey or otherwise dispose of all or substantially all of the Property; or

(ii) make any loans of Company funds to any Member or others.

6.4. Time Devoted by Managers

The Managers shall devote to the Company such time as they deem necessary for the proper performance of their duties hereunder, but the Managers shall not be expected to devote their full time to such duties.

6.5. Delegation by Managers

The Managers may, at any time, employ any other persons, including persons and entities employed by, affiliated with or related to them or any Member, to perform services for the Company and its business, and may delegate all or part of their authority or control to any such other persons, provided that such employment or delegation shall not relieve the Managers of their responsibilities and obligations under this Agreement or under the laws of the State of North Carolina. Each person acting on behalf of the Company within the scope of authority delegated by a Manager or the Managers pursuant to this Section 6.5, or reasonably and in good faith believing himself to be so acting, shall be entitled, with respect to such acts, to the same limitation on personal liability as is afforded to Managers pursuant to Section 57C-3-30 of the North Carolina General Statutes. In the discretion of the Managers, the Company may provide such persons acting on behalf of the Company within the scope of the authority delegated by a Manager or the Managers pursuant to this Section 6.5 the same limitations on personal liability as are, or may be, afforded to Managers pursuant to Section 6.11 hereof and rights to indemnification as are, or may be, afforded to Managers pursuant to Section 6.12 hereof.

6.6. Maintenance of Company Status

(a) The Managers shall at all times use their best efforts to cause the Company to comply with such conditions as may be required from time to time to permit the Company to be classified, for Federal income tax purposes, as a partnership and not as an association taxable as a corporation, and the Managers shall take any reasonable action necessary to cause such compliance, provided that such action is, in their judgment, in the best interest of the Company and a majority in interest of the Members.

(b) The Managers shall take all action which shall be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of North Carolina.

6.7. Tax Returns

The Members (or such Member designated by them) shall prepare, or cause to be prepared, and shall file on or before the due date (or any extension thereof) any Federal, state or local tax returns required to be filed by the Company. Such Members (or any Member so designated) shall cause the Company to pay any taxes payable by the Company.

6.8. Insurance

The Members (or such Member designated by them) shall obtain and keep in force during the term hereof, in favor of the Company, insurance with such insurers and in such amounts not less (and with deductible amounts not greater) than those customarily maintained with respect to properties comparable to the Property.

6.9. Other Business of Members

Any Member may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments. Neither the Company nor any Member shall have any right by virtue of this Agreement, or the Company relationship created hereby, in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

6.10. Preferential Treatment of Members

No Members shall receive preferential treatment in regard to their dealings with the Company in their individual capacity or in their capacity as a Member. Specifically, Members will not be entitled to lease or purchase property from the Company on any terms, rights or entitlements more favorable than those provided to non-Member lessees or purchasers.

6.11. Limitation on Liability of Managers

No Manager shall be liable for any action taken as a Manager, or any failure to take any action, if the Manager performs the duties of his office in compliance with Section 57C-3-22 of the North Carolina General Statutes.

6.12. Indemnification

(a) The Company, its receiver or trustee hereby indemnifies and holds harmless each Manager from any and all payments made and personal liabilities reasonably incurred by such Manager at any time by reason of or arising out of the authorized conduct of the Company’s business or the preservation of its business or property.

(b) The Company shall indemnify a Member or Manager who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a Member or Manager of the Company against reasonable expenses incurred by him in connection with the proceeding.

(c) In accordance with Section 57C-3-32(a) of the North Carolina General Statutes, except as hereinafter provided, no Manager shall be liable for monetary damages for breach of any duty set forth in Section 57C-3-22 of the North Carolina General Statutes (other than liability for wrongful distribution under Section 57C-4-07 of the North Carolina General Statute and Section 5.2(c) hereof). If approved by all of the Members, the Company may indemnify a Manager or Member for judgments, settlements, penalties, fines or expenses incurred in a proceeding to which the Member or Manager is a party because he is or was a Manager or Member; provided, however, that notwithstanding anything to the contrary contained herein, no such relief shall limit, eliminate or indemnify against the liability of a Manager for (i) acts or omissions that the Manager knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, (ii) any transaction from which the Manager derived an improper personal benefit or (iii) acts or omissions occurring prior to the date this provision became effective. For purposes of this Section 6.12(c), “improper personal benefit” shall not include reasonable compensation or other reasonable incidental benefit for or on account of service as a Manager, an officer, an employee, an independent contractor, an attorney or a consultant of the Company; provided further, that notwithstanding anything to the contrary contained herein, no relief pursuant to this Section 6.12(c) shall limit or eliminate the liability of a Member or Manager for any taxes owed by the Company pursuant to Chapter 105 of the North Carolina General Statutes or Article 3 of Chapter 119 of the North Carolina General Statutes.

(d) The Company may purchase and maintain insurance on behalf of an individual who is or was a Manager, an employee, or an agent of the Company, or who, while a Manager, an employee, or an agent of the Company, is or was serving at the request of the Company as a director, an officer, a partner, a Manager, a Trustee, an employee or an agent of a person against liability asserted against or incurred by him in that capacity or arising from his status as a Manager, an employee, or an agent, whether or not the Company could have the power to indemnify him against the same liability under any provision of Section 57C-3-31 of the North Caroling General Statutes.

6.13. Conflicts of Interest

The Managers may employ, on behalf of the Company, such persons, firms or corporations as they, in their sole judgment, shall deem advisable for the conduct of the business of the

Company, including, but not limited to, on-site supervisors and managers, attorneys, consultants, architects, engineers, accountants, appraisers and experts, real estate brokers and mortgage brokers, on such reasonable terms and for such reasonable compensation as they, in their sole judgment, shall determine. Any such person or entity also may be employed or retained by the Managers in connection with other of its business ventures. The fact that a Member, a member of his family or an affiliate of such Member is directly or indirectly interested in or connected with a person or entity employed by the Company, or from whom the Company may buy services, merchandise, supplies or other property, shall not prohibit the Managers from employing such person or entity, or from dealing with him or it on behalf of the Company, provided that such arrangements are as favorable as those otherwise available to the Company. All of such dealings shall be disclosed to the Members as provided in Section 10.4(a) hereof.

6.14. Expenses

(a) The Company shall pay directly or reimburse the Managers for all expenses, if any, incurred in connection with the organization of the Company and the Company’s business and affairs including, but not limited to:

(i) All costs of personnel employed by the Company;

(ii) All costs of borrowed money and taxes applicable to the Company;

(iii) Legal, bookkeeping, audit and accounting fees;

(iv) Fees and expenses paid to independent contractors, consultants, on-site supervisors and managers and other agents;

(v) Costs of insurance (including Managers’ liability insurance) as required in connection with the business of the Company;

(vi) Expenses of organizing, revising, amending, converting, modifying or terminating the Company;

(vii) Expenses in connection with distributions made by the Company to, and communications and bookkeeping and clerical work necessary in maintaining a relationship with, the Members; and

(viii) The costs of preparation and dissemination of all Company tax returns, reports and filings as required hereunder or as required by law.

(b) All payments and reimbursements due to the Manager under the provisions of this Article VI shall be deemed and treated as an expense of the Company. In the event such payment or reimbursement is not considered an expense of the Company by the Internal Revenue Service, such payment or reimbursement shall be treated as a special allocation of gross income of the Company to the Managers receiving the same.

ARTICLE VII

ALLOCATIONS OF NET PROFITS AND NET LOSSES; DISTRIBUTIONS

7.1. Allocation of Net Profits

The Net Profits of the Company shall be allocated to the Members in accordance with the following order of priority:

(a) First, to all of the Members, until each Member has received cumulative allocations under this Section 7.1(a) equal to each Member’s Capital Contribution.

(b) Thereafter, to the Members prorata in accordance with their respective Percentage Interests.

7.2. Allocation of Net Losses

(a) Subject to Section 7.2(b) below, the Net Losses of the Company and the Nonrecourse Deductions shall be allocated to the Members prorata in accordance with their respective Percentage Interests.

(b) No allocation of Net Loss shall be made to a Member to the extent that the allocation would create or increase a negative balance in such Member’s Capital Account. In the event and to the extent that a Member may not be allocated Net Losses as a result of the application of this Section 7.2(b), Net Losses shall be allocated to the remaining Members prorata in accordance with their respective Percentage Interests. For purposes of this Section 7.2(b), a Member’s Capital Account shall be determined hypothetically as required by Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations after the adjustments described in paragraph 1(c) of Exhibit A of this Agreement.

(c) After the allocation of Net Losses and Nonrecourse Deductions, Partner Nonrecourse Deductions shall be allocated between the Members as required by Section 1.704-2(i) of the Treasury Regulations in accordance with the manner in which the Member or Members bear the burden of an economic risk of loss corresponding to the Partner Nonrecourse Deductions.

7.3. Distributions of Cash From Operations

Subject to Section 7.5 and Section 8.2, Distributable Cash generated by the normal business operations of the Company (as distinguished from a Capital Event) shall be distributed among the Members in accordance with the following order of priority:

(a) First, to those Members with positive Adjusted Capital Contributions, in accordance with the ratio of their Adjusted Capital Contributions, until no Member has a positive Adjusted Capital Contribution.

(b) Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

7.4. Distributions of Cash From Capital Events

Subject to Section 7.5 and Section 8.2, Distributable Cash generated from a Capital Event (as distinguished from the normal business operations of the Company) shall be distributed among the Members in accordance with the following order of priority:

(a) First, to those Members with positive Adjusted Capital Contributions, in accordance with the ratio of their Adjusted Capital Contributions, until no Member has a positive Adjusted Capital Contribution.

(b) Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

7.5. Limitation on Distributions

Notwithstanding anything to the contrary contained herein, no distribution may be made if, after giving effect to the distribution, (i) the Company would not be able to pay its debts as they become due in the usual course of business, or (ii) the Company’s total assets would be less than the sum of its total liabilities plus, except to the extent this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Members whose preferential rights are superior to the rights of the Member that would be receiving the distribution. Such determination may be made in accordance with Section 57C-4-06 of the North Carolina General Statutes.

7.6. Tax Allocations

(a) To the extent permitted by the Treasury Regulations, all items of income, gain, loss and deduction for Federal and state income tax purposes shall be allocated in accordance with the corresponding “book” items; provided, however, that all items of income, gain, loss and deduction with respect to property with respect to which there is a difference between Agreed Value and adjusted tax basis shall be allocated in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder.

(b) In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s allocable share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a share of the recapture income equal to .that Member’s share of prior cumulative depreciation deductions with respect to the assets producing the recapture income.

7.7. Order of Application

The listed provisions shall be applied in the following order (from first to last):

(a) Exhibit A allocations.

(b) Section 7.3

(c) Section 7.4

(d) Section 7.1

(e) Section 7.2

(f) Section 8.2

These provisions shall be applied as if all distributions and allocations were made at the end of the Company’s taxable year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year.

7.8. Authority of Managers to Vary Allocations

(a) It is the intent of the Members that each Member’s share of Net Profits and Net Losses shall be allocated in accordance with this Article VII to the fullest extent permitted by the Code. In order to preserve and protect the allocations provided for in this Article VII, the Managers are authorized and directed to allocate the Net Profits and Net Losses differently than otherwise provided for in this Article VII to the extent that allocating Net Profits and Net Losses in the manner provided for in this Article VII would cause the allocations of each Member’s share of Net Profits and Net Losses to be disallowed under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder or other provisions of the Code and related Treasury Regulations. Any allocation made pursuant to this Section 7.10 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article VII, and no amendment of this Agreement or approval of any Member shall be required.

(b) In making any allocation (the “new allocation”) under Section 7.10(a) above, the Managers are authorized to act only after advice from the Company’s counsel or accountants that, under Section 704(b) of the Code and the Treasury Regulations thereunder, or any other Code provision, (i) the new allocation is necessary and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Article VII necessary to assure that for any taxable year, each Member’s share of Net Profits or Net Losses is allocated in accordance with this Article VII to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder, or other Code provisions.

(c) If the Managers are required by Section 7.8(a) above to make any new allocation in a manner less favorable to any Members than is otherwise provided for in this Article VII, the Managers are then authorized and directed, insofar as they are advised by the Company’s counsel or accountants that they are permitted by Section 704(b) of the Code and the Treasury Regulations thereunder or other Code provisions, to allocate Net Profits or Net Losses arising in later taxable years in a manner that will bring the allocations of Net Profits or Net Losses as close as possible to the allocations thereof otherwise contemplated by this Article VII.

(d) Allocations made by the Managers under this Section 7.8 in reliance upon the advice of the Company’s counsel or accountants shall be deemed to be made pursuant to the fiduciary obligation of the Managers to the Company and the Members, and no such allocation shall give rise to any claim or cause of action by any Member.

7.9. Special Amendments

The Managers shall, and are hereby authorized to, prepare and execute any amendments to this Agreement necessary for the Company to comply with the provisions of Sections 1.704-1(b), 1.704-1(c) and 1.704-2 of the Treasury Regulations upon the occurrence of any of the following events:

(a) The Company’s liability for any debt that constitutes a Nonrecourse Liability or a Partner Nonrecourse Debt;

(b) A constructive termination of the Company pursuant to Section 708(b) (1) (B) of the Code; or

(c) The contribution or distribution of any property, other than cash, to or by the Company.

7.10. Tax Withholding

The Company shall be authorized to pay, on behalf of any Member, any amounts to any Federal, state or local taxing authority as may be necessary for the Company to comply with tax withholding provisions of the Code or the North Carolina General Statutes, or the income tax or revenue laws of any other taxing authority. To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a distribution to such Member and shall reduce the amount otherwise distributable to such Member.

ARTICLE VIII

DISSOLUTION AND WINDING UP OF THE COMPANY

8.1. Dissolution of Company

The Company shall be dissolved and its activities shall be wound up upon the first to occur of the following:

(a) Unless otherwise provided in the Articles, the occurrence of an event of withdrawal (as described in Section 57C-3-02 of the North Carolina General Statutes) of a Member; or

(b) The sale or other disposition of all or substantially all of the assets of the Company, unless the Company accepts a deferred payout arrangement in connection with payment of the purchase price, and in that event, upon completion of payment of the purchase price; or

(c) By written consent of all Members; or

(d) By entry of a decree of judicial dissolution (as provided in Section 57C-6-02 of the North Carolina General Statutes); or

(e) The filing by the North Carolina Secretary of State of a Certificate of Dissolution (as provided in Section 57C-6-03 of the North Carolina General Statutes); or

(f) In any event, at 12:00 midnight on December 31, 2095; or

(g) The transfer of any Member’s interest except as provided in Section 9.2.

The Managers shall notify the Members of the occurrence of any event that would cause dissolution of the Company.

8.2. Final Liquidation

(a) Upon any dissolution of the Company, its assets shall be liquidated, and its affairs shall be wound up as soon as practicable thereafter by the Members or the legal representative of, or successor to, the Member whose event of withdrawal has resulted in the dissolution may wind up the Company’s affairs. A court may wind up the Company’s affairs, or appoint a person to wind up its affairs, on application of any Member, his legal representative or assignee. The persons charged with winding up the Company shall collect its assets, dispose of its properties that will not be distributed in kind to its Members, discharge or make provision for discharging its liabilities and distribute its remaining assets as provided in Section 8.2(b) below. The Company shall continue in existence following its dissolution and during its winding up, but shall conduct only that business appropriate to winding up its business affairs and liquidating its assets.

(b) Upon any such dissolution of the Company, the net assets, if any, of the Company available for distribution and any cash proceeds from the liquidation of any such assets shall be applied and distributed in the following order, to the extent available and, except as provided below, pro rata within each class:

(i) First, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (other than liabilities for distributions to Members under Section 57C-4-04 of the North Carolina General Statutes);

(ii) Second, except as otherwise provided in the Articles, to Members or former Members in satisfaction of liabilities for distributions under Section 57C-4-04 of the North Carolina General Statutes and Sections 7.3 and 7.4 hereof; and

(iii) Thereafter, to the Members with positive Capital Account balances, pro rata in accordance with the ratio of their positive Capital Account balances.

(c) Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

(d) Upon the dissolution and commencement of winding up of the Company, the Managers shall file Articles of Dissolution with the North Carolina Secretary of State in accordance with Section 57C-6-06 of the North Carolina General Statutes.

8.3. Deficit Capital Account

If a Member has a deficit balance in his Capital Account at the time of the liquidation of the Company or the liquidation of his interest in the Company (after crediting allocations of income and debiting allocations of loss to his Capital Account), such Member shall under no circumstances be required to pay to the Company, its creditors or any Member the amount of any such deficit balance. No provision of this Agreement shall be construed as creating an obligation of any Member to restore a deficit balance or otherwise personally obligate any Member to make a Capital Contribution in excess of that set forth in Section 5.1 hereof.

8.4. Payment in Cash or in Kind

(a) Subject to Section 8.4(b) hereof, any payments made to any Member pursuant to Section 8.2 hereof may be made in cash or in property, tangible or intangible, or partially in cash and partially in such property, in the sole discretion of the Managers.

(b) Except as otherwise provided herein, (i) a Member, regardless of the nature of the Member’s Capital Contribution, shall have no right to demand or receive a distribution from the Company in any form other than cash and (ii) no Member may be compelled to accept from the Company a distribution of any asset in kind unless all persons with interests in the Company receive, at the same time, a distribution of an interest in the property distributed that is proportionate to their interests in the Company.

8.5. Liquidating Trust

Distributions pursuant to this Article VIII may be made to a trust established by the Members or the Company for the benefit of the Members for the purposes of liquidating the Company’s assets, collecting amounts owed to the Company and paying liabilities and obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the trustee of the liquidating trust, in accordance with the percentages in which such assets would have been distributed to the Members pursuant to this Agreement had they not been distributed to the liquidating trust.

ARTICLE IX

WITHDRAWAL OF MEMBERS AND TRANSFER OF MEMBERS’ INTERESTS

9.1. Intentionally Left Blank

9.2. Restriction on Withdrawal or Transfer

Except as otherwise provided herein, no Member may withdraw, resign, or retire from the Company or transfer its Membership

Interest at any time prior to the Company’s dissolution and liquidation, except pursuant to a tax-free transaction.

9.3. Condition Precedent to Transfer of Membership Interest

No transfer of a Membership Interest may be made (i) if such transfer constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities law, or real estate syndication provisions of any applicable state securities law or real estate syndication law; or (ii) if after such transfer, the Company will not be classified as a partnership for Federal income tax purposes, rather than as an association taxable as a corporation. The Company may require, as a condition precedent to transfer of a Membership Interest, delivery to the Company, at the proposed transferor’s expense, of an opinion of counsel satisfactory (both as to counsel and the substance of the opinion) to the non-transferring Members that the transfer will not violate any of the foregoing restrictions.

9.4. Intentionally Left Blank

9.5. Intentionally Left Blank

9.6. Intentionally Left Blank

9.7. Intentionally Left Blank

9.8. Death, Incompetency, Incapacity or Dissolution of Member

Unless otherwise provided in the Articles, if a Member who is an individual dies, or a court of competent jurisdiction adjudges the Member to be incompetent to manage his person or property, the Member’s executor, administrator, guardian, conservator or other legal representative may exercise all of the Member’s rights for the purpose of settling his estate or administering his property, including any power the Member has under the Articles or this Agreement to give an assignee the right to become a Member. Unless otherwise provided in the Articles, if a Member is a corporation, trust or entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor for the purpose of liquidating, winding up and making final distributions of the entity’s assets to its owners, beneficiaries or creditors.

ARTICLE X

RECORDS, ACCOUNTING AND REPORTS

10.1. Books and Records

At all times during the continuation of the Company, the Managers shall keep, or cause to be kept, true and full books of account showing all receipts and expenditures, assets and liabilities, profits and losses and all other records necessary for recording the Company’s business and affairs, including those sufficient to record the allocations and distributions provided for in Article VII hereof. The Managers shall cause such books of account to be maintained at all times at the registered office of the Company (as set forth in Article III hereof). In addition to such accounting records, the Managers shall cause the following to be maintained at the registered office of the Company:

(a) a current list of the full name and last known mailing address of each Member set forth in alphabetical order;

(b) a copy of the Articles (and all amendments thereto);

(c) copies of the Company’s Federal, state and local income tax returns and reports, if any, for the three most recent years; and

(d) copies of this Agreement (and any amendments hereto) and any financial statements of the Company for the three most recent years.

10.2. Access to Records

The books and records of the Company (including, without limitation, that information specified in Section 57C-3-04 of the North Carolina General Statutes) shall be open to the inspection and examination of all Members, in person or by their duly authorized representatives, at reasonable times, and may be copied by any such Member at his or its own expense.

10.3. Bank Accounts and Investment of Funds

(a) The Managers shall open and maintain, on behalf of the Company, a bank account or accounts at such time and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such person or persons as the Managers may from time to time designate.

(b) Any funds of the Company which the Managers may determine are not currently required for the conduct of the Company’s business may be invested in short-term debt obligations (including, but not limited to, obligations of Federal or state governments and their agencies, commercial paper, money market accounts and certificates of deposit of commercial banks, savings banks or savings and loan associations), at the discretion of the Managers.

10.4. Reports

(a) The Managers shall prepare, or cause to be prepared, at the Company’s expense, at the end of each fiscal year of the Company, an annual accounting showing the financial condition of the Company at the end of such fiscal year and the results of its operations for the fiscal year then ended, which annual accounting shall be prepared on a cash or accrual basis (in the sole discretion of the Managers) in accordance with generally accepted accounting principles and shall be delivered to each of the Members promptly after it has been prepared. It shall include a balance sheet as of the end of such fiscal year and statements of income, Members’ equity and changes in financial position for such fiscal year. Such annual accounts are not required to be audited or certified by independent certified public accountants. Accompanying the annual accounting shall be a report in narrative form summarizing the year’s activities, the status of the Company’s operations at year-end and the fees and other remuneration paid by the Company for such fiscal year to the Managers.

(b) In addition to the annual accounting provided for in Section 10.4(a), the Managers shall prepare, or cause to be prepared, at the Company’s expense:

(i) income tax returns for the Company, which shall be timely filed with appropriate authorities; and

(ii) a notice of each Member’s share of the Net Profits or Net Losses for Federal income tax purposes for each year and any other information necessary for preparation by each Member of his Federal income tax return, which shall be delivered to such Member within 75 days of the end of each fiscal year.

(c) The Managers shall file all annual reports required under law to be made on behalf of the Company, including, without limitation, that required under Section 57C-2-23 of the North Carolina General Statutes to be filed with the Secretary of State of North Carolina. Such reports shall be delivered within the time required by applicable law.

10.5. Tax Accounting Methods; Periods; Elections

The Company shall keep its financial accounting records in accordance with the same methods used by the Company for income tax purposes. The determination of whether to utilize accelerated cost recovery or another method of cost recovery or depreciation, and the selection among any other allowable, alternative tax accounting methods or principles shall be made by the Managers and shall be those methods and principles that are determined by the Managers, in their sole discretion, to be in the best interests of a majority in interest of the Members. The Company’s annual financial accounting and tax accounting period shall be the calendar year. The Managers may cause the Company to make any election allowable to the Company under the Code, including elections under Section 754 of the Code with respect to Company distributions described in Section 734 of the Code and with respect to transfers of Membership Interests described in Section 743 of the Code, provided that all such elections are determined by the Managers, in their sole discretion, to be in the best interests of a majority in interest of the Members; provided, however, that the Managers shall not be required to make an election under Section 754 of the Code, and neither the Company nor the Managers shall be held responsible or liable for the failure to make such election. In the event such election is made, all costs and expenses incurred by the Managers and the Company in connection with such election, including the fees and expenses of the Company’s accountants and tax advisers, shall be borne by the transferee making such request. Adjustments available under Section 743 of the Code as a result of such election shall be taken into account only by the Members affected thereby, on their individual federal income tax returns, and shall not be taken into account in computing the Net Profits and Net Losses of the Company for purposes of this Agreement (including, without limitation, a gain on sale, exchange or other disposition of all or substantially all of the Property), or in computing the Capital Account balances of the Members. Adjustments available pursuant to Section 734 of the Code as a result of such election shall be taken into account, for purposes of this Agreement, in determining the Net Profits and Net Losses of the Company (including, without limitation, a gain on the sale, exchange or other disposition of all or substantially all of the Property) and in supplying the Members with the tax information referred to in Section 10.4(b) hereof. In addition, each adjustment under Section 734 of the Code attributable to a distribution to a Member shall be reflected in its entirety in the Capital Account of the Member to whom the distribution giving rise to the adjustment was made (as a credit adjustment if the adjustment was a positive one or as a debit adjustment if the adjustment was a negative one).

ARTICLE XI

MEETINGS OF MEMBERS

11.1. Annual Meeting

The annual meeting of the Members shall be held on the third Tuesday in March, or at such other time as shall be determined by resolution of the Members, commencing with the year 1996, for the purpose of the transaction of such business as may come before the meeting.

11.2. Special Meetings

Special meetings of the Members for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or Members holding at least 10% of the Percentage Interests.

11.3. Place of Meetings

Members may designate any place, either within or outside the State of North Carolina, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meetings shall be the principal executive office of the Company.

11.4. Notice of Meetings

Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 10 days nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered as provided in Section 12.6 hereof.

11.5. Meeting of All Members

If all of the Members shall meet at any time and place, either within or outside the State of North Carolina, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any lawful action may be taken at such meeting.

11.6. Record Date

For the purpose of determining the Members entitled to notice of, or to vote at, any meeting of the Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed, or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 11.6, such determination shall apply to any adjournment thereof.

11.7. Quorum

Members holding at least two-thirds of all Percentage Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, Members owning a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. If, however, at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members holding such portion of the Percentage Interests whose absence may cause less than a quorum to be present.

11.8. Manner of Acting

If a quorum is present, the affirmative vote of Members holding a majority of the Percentage Interests shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the North Carolina Limited Liability Act, the Articles or this Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter, and their Percentage Interests, vote or consent, as the case may be, shall be counted in determining whether the requisite matter was approved by the Members.

11.9. Proxies

At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxies shall be valid after 11 months after the date of its execution, unless otherwise provided in the proxy.

11.10. Action by Members without a Meeting

Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the necessary Members entitled to vote and required to approve such action and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 11.10 is effective when the Members required to date such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

11.11. Waiver of Notice

When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be the equivalent of giving such notice.

ARTICLE XII

MISCELLANEOUS

12.1. No Waiver of Provisions

The failure or delay in enforcing compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself, or of any of the other provisions, terms or conditions hereof.

12.2. Interpretation and Construction

This Agreement and the Exhibits hereto contain the entire agreement among the Members, and any modification or amendment hereto must be in writing signed by all of the Members. Where the context so requires, the masculine shall include the feminine, and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision hereof. The references to Section and Article in this Agreement are to the Sections and Articles of this Agreement. Any references such as “herein” and “hereof” shall refer to this entire Agreement and not to any particular Section, Article or paragraph.

12.3. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

12.4. Partial Invalidity

In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement that can be separated from the invalid or unenforceable provision shall continue in full force and effect.

12.5. Binding Effect

The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, distributees, legal representatives and permitted assigns; provided, however, that nothing in this Agreement, expressed or implied, is intended, or shall be construed, to give to any creditor of the Company, or any creditor of any Member or any other person or entity whatsoever, other than the Members of the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company.

12.6. Notices and Delivery

(a) To the Members. Any notice to be given hereunder at any time to any Member, or any documents, reports or returns required by this Agreement to be delivered to any Member, may be delivered personally or mailed to such Member, postage prepaid, addressed to him at such address as he shall by notice to the Company have designated as his address for the mailing of all notices hereunder or, in the absence of such notice, to the address set forth in the Certification Signature Page. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is delivered or mailed, as the case may be.

(b) To the Company. Any notice to be given to the Company hereunder may be delivered personally or mailed by registered or certified mail, postage prepaid, addressed to the Company at the address of its registered office set forth in Article III hereof. Any notice so delivered or mailed shall be deemed to have been given to the Company at the time it is delivered or mailed, as the case may be.

12.7. Counterparts

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, and the several counterparts taken together shall constitute the agreement of the Members. The signatures by Members to this Agreement may be effected by the execution of counterpart Certification Signature Pages for Members in the form attached as Attachment A.

12.8. Statutory Provisions

Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.

12.9. Waiver of Partition

Each party does hereby waive any right to partition, or the right to take any other action that might otherwise be available to such party for the purpose of severing such party’s interest in the property held by the Company from the interests of other Members until the end of the term of both this Company and any successor entity formed pursuant to the terms hereof.

12.10. Tax Matters Partner

Harrah’s Operating Company, Inc. shall act as the “Tax Matters Partner” within the meaning of Subchapter C, Chapter 63 of the Code and as such, will serve as principal representative of the Company in partnership-level administration and judicial proceedings with the Internal Revenue Service. In addition to the duty of the Tax Matters Partner to keep each Member informed of all administrative and judicial tax proceedings, the following provisions shall apply with respect to the activities of the Tax Matters Partner:

(a) Following the receipt by the Tax Matters Partner of any notice that the Internal Revenue Service intends to audit any tax return of the Company, the Tax Matters Partner shall promptly copy the Members with all further written communication to and from the Internal Revenue Service concerning any such proceeding.

IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals as of the day and year first above written.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Rebecca W. Ballou
Name:	Rebecca W. Ballou
Title:	Secretary
HARRAH’S MANAGEMENT COMPANY

By:	/s/ Michael N. Regan
Name:	Michael N. Regan
Title:	Vice President & Treasurer

SCHEDULE OF EXHIBITS

Exhibit A Regulatory Allocations

SCHEDULE OF ATTACHMENTS

Attachment A Certification Signature Page for Members

ATTACHMENT A

CERTIFICATION SIGNATURE PAGE

TO BE EXECUTED BY EACH

MEMBER PURCHASING A MEMBERSHIP

The undersigned hereby executes this Certification Signature Page to the Operating Agreement of Harrah’s NC Casino Company, LLC, a North Carolina limited liability company, for the purpose of being admitted to said limited liability company as a Member, and has made, or does hereby agree to make, the Capital Contribution set forth opposite the undersigned’s name below; the undersigned does further hereby adopt, accept, ratify, confirm and agree to be bound by all of the terms and provisions of said Operating Agreement.

NAME AND ADDRESS	CAPITAL CONTRIBUTION	PERCENTAGE INTEREST
Harrah’s Operating Company, Inc. 206 North Virginia Street Reno, Nevada 89501	$990	99%

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Rebecca W. Ballou
Name:	Rebecca W. Ballou
Title:	Secretary

ATTACHMENT A

CERTIFICATION SIGNATURE PAGE

TO BE EXECUTED BY EACH

MEMBER PURCHASING A MEMBERSHIP

The undersigned hereby executes this Certification Signature Page to the Operating Agreement of Harrah’s NC Casino Company, LLC, a North Carolina limited liability company, for the purpose of being admitted to said limited liability company as a Member, and has made, or does hereby agree to make, the Capital Contribution set forth opposite the undersigned’s name below; the undersigned does further hereby adopt, accept, ratify, confirm and agree to be bound by all of the terms and provisions of said Operating Agreement.

NAME AND ADDRESS	CAPITAL CONTRIBUTION	PERCENTAGE INTEREST
Harrah’s Management Company 206 North Virginia Street Reno, Nevada 89501	$10	1%

HARRAH’S MANAGEMENT COMPANY

By:	/s/ Michael N. Regan
Name:	Michael N. Regan
Title:	Vice President & Treasurer

EXHIBIT A

Regulatory Allocations

1. Allocations.

Notwithstanding anything to the contrary contained herein, the following allocations shall be made prior to any other allocation in Article VII hereof, in the order set forth below:

(a) Partnership Minimum Gain Chargeback. In the event that there is a net decrease in the Partnership Minimum Gain during a Company taxable year, each Member (irrespective of whether he has a deficit Capital Account balance) shall be allocated “book” income and gain for the taxable year in which the Partnership Minimum Gain is reduced equal to each Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) (1) of the Treasury Regulations. Such allocation shall not be required to the extent any of the exceptions of Section 1.704-2(f) apply. The allocation required by this paragraph 1(a) shall be made prior to any other allocation for the taxable year.

Allocations of income and gain shall be made as required by Section 1.704-2(f) (6) of the Treasury Regulations:

(i) First, from gains recognized from the disposition of Company property subject to one or more Nonrecourse Liabilities.

(ii) Thereafter, from a pro rata portion of the Company’s other items of income and gain for the year.

“Book” income and gain shall be determined by reference to the Agreed Values set forth on the books of the Company in accordance with the principles of paragraph 2(a) of this Exhibit A.

The Members intend that the provisions set forth in this paragraph 1(a) will constitute a “minimum gain chargeback” as described in Sections 1.704-2(b) (2) and 1.704-2(f) of the Treasury Regulations. The regulations shall control in the case of any conflict between those regulations and this paragraph 1(a).

(b) Partner Nonrecourse Debt Minimum Gain Chargeback. In the event that there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during a Company taxable year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Treasury Regulations as of the beginning of the taxable year, shall be allocated “book” income and gain for that taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain. (For such purposes, a Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain shall be determined in a manner consistent with Section 1.704-2(g) (2) of the Treasury Regulations.) Provided, however, that a Member shall not be subject to the provisions of this paragraph 1(b) to the extent that the net decrease in Partner Nonrecourse Debt Minimum Gain arises because the liability ceases to be Partner Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to become partially or wholly a Nonrecourse Liability. Any amount that would otherwise be subject to the provisions of this paragraph 1(b) shall be added to the Member’s share of Partnership Minimum Gain under Section 1.704-2(g) (3) of the Treasury Regulations. The allocations provided for in this paragraph 1(b) shall not be required to the extent any of the exceptions of Section 1.704-2(f) apply.

1

Allocations of income and gain shall be made as required by Section 1.704-2(j) (2) (ii) of the Treasury Regulations:

(i) First, from gains recognized from the disposition of Company property subject to a Partner Nonrecourse Debt.

(ii) Thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. Gain from the disposition of property subject to a Partnership Nonrecourse Liability shall be allocated to satisfy a Partner Nonrecourse Debt Minimum Gain chargeback (as provided hereunder) only to the extent not allocated under paragraph 1(a) of this Exhibit A (as required by Section 1.704-2(j) (2) (i) of the Treasury Regulations). An item of income and gain that is allocated pursuant to paragraph 1(a) of this Exhibit A hereof pursuant to Section 1.704-2(f) of the Treasury Regulations shall not be allocated to satisfy the provisions of this paragraph 1(b).

“Book” income and gain shall be determined by reference to the Agreed Values set forth on the books of the Company in accordance with the principles of paragraph 2(a) of this Exhibit A.

The Members intend that the provisions set forth in this paragraph 1(b) will constitute the “chargeback of Partner Nonrecourse Debt Minimum Gain” as described in Section 1.704-2(i) (4) of the Treasury Regulations. The regulations shall control in the case of any conflict between those regulations and this paragraph 1(b).

(c) Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Section 1.704-1(b) (2) (ii) (d) of the Treasury Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in such Member’s Capital Account, shall be allocated items of “book” income and gain in an amount and manner sufficient to eliminate the deficit balance in such Member’s Capital Account so created or increased as quickly as possible.

Allocations under this paragraph 1(c) shall be comprised of a pro rata portion of each item of Company income (including gross income) and gain for the taxable year; provided, however, that items of income and gain allocated under paragraph 1(a) and 1(b) above shall be excluded from the operation of this paragraph 1(c).

“Book” income and gain shall be determined by reference to the Agreed Values set forth on the books of the Company in accordance with the principles of paragraph 2(a) of this Exhibit A.

For purposes of this paragraph 1(c) Capital Accounts shall be adjusted hypothetically by the following:

(i) Each Member’s Capital Account shall be decreased by the adjustments required by subparagraphs (4), (5) and (6) of Section 1.704-l(b) (2) (ii) (d) of the Treasury Regulations.

(ii) Each Member’s Capital Account shall be increased by (i) each Member’s share of Partnership Minimum Gain and (ii) each Member’s share of Partner Nonrecourse Debt Minimum Gain. Each Member’s share of the Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain shall be determined under Sections 1.704-2(g) and 1.704-2(i) (5), respectively, of the Treasury Regulations.

(iii) Each Member’s Capital Account shall be increased by the amount that the Member is obligated to restore because of a deficit Capital Account under Section 1.704-1(b) (2) (ii) (c) of the Treasury Regulations.

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The Members intend that the provisions set forth in this paragraph 1(c) will constitute a “qualified income offset” as described in Section 1.704-1(b) (2) (ii) (d) (3) of the Treasury Regulations. The regulations shall control in the case of any conflict between those regulations and this paragraph 1(c).

2. Definitions.

For purpose of the allocations set forth in Article VII and this Exhibit A, the following definitions shall apply:

(a) Agreed Value. “Agreed Value” shall mean, with respect to any noncash asset of the Company, an amount determined and adjusted in accordance with the following provisions:

(i) The Agreed Value of any noncash asset contributed to the capital of the Company by any Member shall be its gross fair market value, as agreed to by the contributing Member and the Company.

(ii) The Agreed Value of any noncash asset acquired by the Company other than by contribution by a Member shall be its adjusted basis for Federal income tax purposes.

(iii) The Agreed Value of all of the Company’s noncash assets, regardless of the manner in which such assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Sections 1.704-1(b) (2) (iv) (f) and 1.704-1(b) (2) (iv) (g) of the Treasury Regulations.

(iv) The Agreed Value, as reduced by depreciation or amortization, of all noncash assets of the Company, regardless of the manner in which such assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as agreed to by the Members in writing, as of the following times:

(1) The acquisition of a Membership Interest by a new Member or any increase in the Percentage Interest of an existing Member in exchange for more than a de minimis Capital Contribution.

(2) The distribution by the Company of more than a de minimis amount of money or other property as consideration for all or part of a Membership Interest of a Member.

(3) The termination of the Company for Federal income tax purposes pursuant to Section 7.08(b) (1) (B) of the Code.

If, upon the occurrence of one of the events described in (i), (ii) or (iii) above, the Members do not agree in writing on the gross fair market values of the assets of the Company, the fair market values of all of the Company’s assets shall be deemed to equal their respective Agreed Values immediately prior to the occurrence of the event, and no adjustment to those values shall be made as a result of such event.

(b) Capital Account. The “Capital Account” of a Member means the capital account of that Member determined from the inception of the Company strictly in accordance with the rules set forth in Section 1.704-1(b) (2) (iv) of the Treasury Regulations.

Subject to the previous paragraph, “Capital Account” means—

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(i) The amount of money contributed by the Member to the Company, increased by

(ii) The Agreed Value of property contributed by the Member to the Company (net of liabilities secured by the property or to which the property is subject), and

(iii) The amount of income allocated to the Member, and decreased by

(iv) The amount of money distributed to the Member,

(v) The Agreed Value of property distributed to the Member by the Company (net of liabilities secured by the property or to which the property is subject),

(vi) The Member’s share of expenditures of the Company described in Section 705(a) (2) (B) of the Code (including, for this purpose, losses which are nondeductible under Section 267(a) (1) or Section 707(b) of the Code),

(vii) The Member’s share of amounts paid or incurred by the Company to organize the Company or to promote the sale of (or to sell) an interest in the Company (except to the extent properly amortizable for tax purposes), and

(viii) The amount of loss allocated to the Member.

For this purpose, “income” refers to all items of income (including all items of gain and including income exempt from tax) as properly determined for “book” purposes, and “loss” refers to all items of loss (including deductions) as properly determined for “book” purposes. “Book” income and loss shall be determined based on the Agreed Value of the Company’s assets as set forth on the books of the Company in accordance with federal income tax principles (including rules governing depreciation and amortization), applied hypothetically based on the Agreed Values of Company assets as set forth on the Company books.

An assumption of a Member’s unsecured liability by the Company shall be treated as a distribution of money to the Member. An assumption of the Company’s unsecured liability by a Member shall be treated as a cash contribution to the Company. For this purpose, the assumption of a secured liability in excess of the fair market value of the security shall be treated as the assumption of an unsecured liability to the extent of that excess.

In the event that assets of the Company other than cash are distributed to a Member in kind, Capital Accounts shall be adjusted for the hypothetical “book” gain or loss that would have been realized by the Company if the distributed assets had been sold for their Agreed Values in a cash sale (in order to reflect unrealized gain or loss).

In the event of the liquidation of a Member’s Membership Interest or of the Company, Capital Accounts shall be adjusted for the hypothetical “book” gain or loss that would have been realized by the Company if all Company assets had been sold for their Agreed Values in a cash sale (in order to reflect unrealized gain or loss).

Capital Accounts also shall be adjusted upon the constructive termination of the Company as provided under Section 708 of the Code in accordance with the method set forth in the immediately preceding paragraph (as required by Section 1.704-1(b) (2) (iv) (1) of the Treasury Regulations).

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(c) Nonrecourse Deductions. “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Company taxable year equals the net increase in Partnership Minimum Gain during that taxable year, reduced (but not below zero) by the aggregate amount of any distributions during that taxable year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Section 1.704-2(b) (2) of the Treasury Regulations.

The amount of Nonrecourse Deductions shall be comprised of partnership items as provided in Sections 1.704-2(c) and 1.704-2(j) (1) (ii) of the Treasury Regulations:

(i) First, depreciation or cost recovery deductions (as determined for “book” purposes) with respect to items of Company property subject to one or more Nonrecourse Liabilities.

(ii) Thereafter, if necessary, a pro rata portion of the Company’s other items (as determined for “book” purposes) of deduction, loss and Section 705(a) (2) (B) expenditures for the taxable year.

If the amount of Nonrecourse Deductions exceeds the Company’s losses, deductions and Section 705(a) (2) (B) expenditures for the taxable year, the excess shall be treated as an increase in Partnership Minimum Gain in the immediately succeeding taxable year.

(d) Nonrecourse Liability. “Nonrecourse Liability” means a liability of the Company treated as a “nonrecourse liability” under Section 1.704-2(b) (3) of the Treasury Regulations. Subject to the foregoing sentence, “Nonrecourse Liability” means a liability of the Company (or a portion thereof) with respect to which none of the Members (or any related person as defined in Section 1.752-1(a)(3) of the Treasury Regulations) has any economic risk of loss (other than through each Member’s indirect interest in the Company assets subject to such liability). Any liability of the Company to a Member and any Company liability guaranteed by a Member, or with respect to which a Member has pledged personal assets (to the extent such Member has an economic risk of loss attributable to such liability) shall not be classified as a Nonrecourse Liability.

(e) Partner Nonrecourse Debt. “Partner Nonrecourse Debt” means debt of the Company defined as such under Section 1.704-2(b) (4) of the Treasury Regulations. Subject to the foregoing sentence, “Partner Nonrecourse Debt” means any partnership liability to the extent the liability is nonrecourse for purposes of Section 1.1001-2 of the Treasury Regulations, and a Member or any related person (within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the economic risk of loss under Section 1.752-2 because, for example, the Member or a related person is the creditor or a guarantor of such liability.

(f) Partner Nonrecourse Debt Minimum Gain. “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Sections 1.704-2(i) (2) and 1.704-2(i) (3) of the Treasury Regulations.

(g) Partner Nonrecourse Deductions. “Partner Nonrecourse Deductions” has the meaning set forth in Section1.704-2(i) (2) of the Treasury Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company taxable year equals the net increase in the amount of Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt during the taxable year,

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reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Member bearing the economic risk of loss for such Partner Nonrecourse Debt that are attributable to such Partner Nonrecourse Debt and allocable to an increase in the Partner Nonrecourse Debt Minimum Gain.’

(h) Partnership Minimum Gain. “Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b) (2) and 1.704-2(d) (1) of the Treasury Regulations. Subject to the previous sentence, “Partnership Minimum Gain” is determined by first computing, with respect to each Nonrecourse Liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of (in a taxable transaction) the Company property subject to such liability in full satisfaction thereof (and for no other consideration), and then aggregating the amounts so computed. The amount of Partnership Minimum Gain includes that arising from a conversion, refinancing or other change to a debt instrument (as described in Section 1.704-2(g) (3) of the Treasury Regulations) only to the extent a Member is allocated a share of such Partnership Minimum Gain. For any taxable year of the Company, the net increase or decrease in Partnership Minimum Gain is determined by comparing the Partnership Minimum Gain on the last day of the immediately preceding taxable year with the Partnership Minimum Gain on the last day of the current taxable year. If the Company property is subject to more than one liability, then the provisions of Section 1.704-2(d) (2) shall apply, and if such property is reflected on the Company’s books at a value that differs from its adjusted tax basis, the provisions of Section 1.704-2(d) (3) shall apply.

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